EXHIBIT 99
Press Release	Source: Anadarko Petroleum Corporation

Anadarko Increases Share Repurchase Expectations
Friday January 7, 7:53 am ET

HOUSTON--(BUSINESS WIRE)--Jan. 7, 2005--Anadarko Petroleum Corporation (NYSE:APC - News):

  2004 Repurchases Exceeded $1.1 Billion Target
  Significant Repurchases Planned for 2005
  Annual Finding Cost Expectations Improve

Anadarko Petroleum Corporation (NYSE:APC - News) today announced it is reallocating about $150 million to $200 million from drilling and related activities to additional repurchases of Anadarko common stock. The company's 2005 capital spending plan has been reduced accordingly to a new range of $2.7 billion to $3 billion.

Anadarko also announced the successful acceleration of share repurchases in 2004, and its plans to use free cash flow in 2005 for additional share repurchases.

"We previously announced a plan for $1.1 billion of share repurchases in 2004 and an incremental $200 million in early 2005, using proceeds from asset sales," said Anadarko President and CEO Jim Hackett. "We were able to accelerate that plan, buying back the full $1.3 billion of stock by year-end. We expect to continue an active buy-back program in 2005, first utilizing the monies from the reduced capital program. In addition, we currently plan to direct about half of free cash flow available from operations in 2005 to further share repurchases."

Hackett said the reduced budget is consistent with the company's disciplined strategy for reinvesting mid-cycle cash flow into core operations and using excess cash flow above that level for share repurchases, debt reductions and other strategic options that can improve returns to shareholders.

"From time to time, we will reevaluate our capital allocation, make changes and refine expectations," Hackett concluded. "That is one of the key attributes to our financial and operating strategy. As conditions change, we will continue to manage toward higher per share returns. Sometimes that means investing more in the reserves we know best... our own. Even with a strong portfolio of projects that are economic at far lower commodity prices, when we do the math, we believe the best current incremental investment of our free cash flow remains Anadarko common stock.

"Since announcing our 2005 budget in November, oil and natural gas prices have fallen significantly, while drilling and other service costs have continued to rise," Hackett added. "As a result, indicated excess cash flow is lower, our stock price has retrenched a bit, and we now believe investing in our own proved reserves through share buy-backs is more compelling than our previously planned acceleration of development drilling.

"It is important to point out though, that the development drilling prospects are still economically viable projects and are important to our portfolio. We are simply deferring them until a more opportune time. Anadarko's 2005 capital spending plan still includes $1 billion to $1.1 billion of development drilling.

"Our lower drilling budget modestly reduces our 2005 volume expectations by 1 million barrels of oil equivalent (BOE), to a range of 159 million to 164 million BOE; however, planned stock repurchases should more than offset that reduction on a per share basis. In fact, the lower share count should keep our 2005 per share growth target at 7 percent to 11 percent, even though the starting point -- our pro forma 2004 volumes -- is expected to come in at the high end of our previous guidance, at approximately 150 million BOE," Hackett said.

Pro forma volumes adjust the expected 2004 results for major property divestitures, as if the properties had been sold at the beginning of 2004. Anadarko expects to report actual 2004 volumes of approximately 190 million BOE, about 40 million BOE of which came from properties that will not be in the portfolio moving forward.

"By changing the drilling program to be more sensitive to reserve growth and asset intensity, we expect additional benefits, including an approximate $1 per BOE reduction to our previous 2005 finding and development (F&D) cost expectations to a new range of $9 to $11 per BOE. This expected improvement is achieved without significantly changing our plans to develop previous discoveries or to deliver sustainable growth through exploration," Hackett added.

Since June, Anadarko has implemented a refocused strategy, balancing the portfolio through asset sales totaling $3.3 billion, repurchasing 20.3 million outstanding shares at a cost of $1.3 billion and retiring more than $1.2 billion of debt. The company has sufficient uncommitted cash available at year end 2004 to complete the originally planned total debt reduction of $1.4 billion by retiring $170 million of debt that matures in 2005.

Anadarko Petroleum Corporation's mission is to deliver a competitive and sustainable rate of return to shareholders by developing, acquiring and exploring for oil and gas resources vital to the world's health and welfare. As of year-end 2003, the company had 2.5 billion BOE of proved reserves, making it one of the world's largest independent exploration and production companies. Anadarko's operational focus extends from the deepwater Gulf of Mexico, up through Texas, Louisiana, the Mid-Continent, western U.S. and Canadian Rockies and onto the North Slope of Alaska. Anadarko also has significant production in Algeria, Venezuela and Qatar, and exploration or production positions in several other countries. For more information about how Anadarko is bringing excellence to the surface, please visit: www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. See Regulatory Matters and Additional Factors Affecting Business in the Management's Discussion and Analysis included in the company's 2003 Annual Report on Form 10-K.

Contact:

     Anadarko Petroleum Corporation
     Media Contacts:
     Teresa Wong, 832-636-1203
     teresa_wong@anadarko.com
     Lee Warren, 832-636-3321
     lee_warren@anadarko.com
     or
     Investor Contacts:
     David Larson, 832-636-3265
     david_larson@anadarko.com
     Stewart Lawrence, 832-636-3326
     stewart_lawrence@anadarko.com

Source: Anadarko Petroleum Corporation